Kewaunee Scientific Reports
Results for Fiscal Year and Fourth Quarter

Exchange:    NASDAQ (KEQU)                Contact:    Donald T. Gardner III
                                    704/871-3274

STATESVILLE, N.C. June 23, 2026 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its fiscal year and fourth quarter ended April 30, 2026.

Fiscal Year 2026 Full Year Results

Fiscal year 2026 was highlighted by strong revenue, continued progress integrating Nu Aire, and significant balance sheet improvement, despite a challenging operating environment.

Sales during fiscal year 2026 were $281,999,000, an increase of 17.3% compared to sales of $240,472,000 from the prior year. Pre-tax earnings for the fiscal year were $13,733,000 compared to pre-tax earnings of $14,785,000 for the prior year. Net earnings for the fiscal year were $9,618,000, compared to net earnings of $11,405,000 for the prior year. Diluted earnings per share was $3.22, as compared to diluted earnings per share of $3.83 in the prior fiscal year. EBITDA1 for the fiscal year was $22,425,000, compared to $21,613,000 for the prior fiscal year.

During fiscal year 2026, the Company renamed its Domestic reportable segment to Lab Products Group ("LPG") to better align with the segment's expanded business activities, organizational structure, and strategic direction. The segment name change had no impact on the composition of the Company's reportable segments or on previously reported financial position, results of operations, cash flows, or segment operating results.

Fiscal Year Segment Results and Discussion:

Lab Products Group Segment - LPG sales for the fiscal year were $214,886,000, an increase of 19.8% from sales of $179,398,000 in the prior year. LPG segment net earnings were $14,156,000 compared to $15,370,000 in the prior fiscal year. LPG segment EBITDA was $25,059,000 compared to $25,580,000 for the prior year. Lab Products Group segment results for fiscal year 2026 reflected solid execution and the perseverance of the Company's expanded domestic platform. The laboratory construction portion of the business faced challenging market conditions throughout the year, including volatility in project delivery timelines, lower manufacturing volumes during certain periods, higher input costs, and tariff-related cost pressure. These headwinds were partially mitigated by the team's continued productivity improvements, disciplined cost controls, proactive production scheduling, and further enhancement of the Company's strong operating foundation. The addition of Nu Aire also added breadth to the Company's laboratory products portfolio. The segment's performance underscores
1 EBITDA, Adjusted EBITDA, adjusted net earnings, and adjusted net earnings per share are non-GAAP financial measures. See the tables below for a reconciliation of these non-GAAP measures to the most comparable GAAP measures.

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927
PHONE 704-873-7202 ● FAX 704-873-1275

the value of the Company's broader laboratory products portfolio and its strategy to diversify revenue and earnings streams across the domestic business.

International Segment - International sales for the fiscal year were $67,113,000, an increase of 9.9% from sales of $61,074,000 in the prior year. International segment net earnings were $4,023,000 compared to $2,902,000 in the prior fiscal year. International segment EBITDA was $5,933,000 compared to $4,475,000 for the prior year. International segment results for fiscal year 2026 demonstrated the resilience of the Company's international business and the strength of its project backlog. In a year marked by significant geopolitical uncertainty, including the conflict in the Middle East and its broader effects on regional business conditions, the segment delivered year-over-year growth in sales, net earnings, and EBITDA. These results were supported by disciplined project execution and excellent performance by the International team, which effectively managed through customer timing shifts, logistical complexity, and evolving market conditions. The segment's performance underscores the durability of demand for the Company's turnkey laboratory solutions across the Indian and greater Asian markets.

Corporate Segment - Corporate segment net loss was ($8,561,000) for the fiscal year, as compared to ($6,867,000) in the prior fiscal year. Corporate segment EBITDA loss for the fiscal year was ($8,567,000) as compared to Corporate segment EBITDA loss of ($8,442,000) for the prior year. Corporate segment results for fiscal year 2026 reflected the Company's continued investment in the Corporate platform required to support a larger public company and execute its long-term growth strategy. Corporate segment EBITDA loss remained relatively consistent with the prior fiscal year, despite continued strategic investments in people, processes, systems, technology, compliance capabilities, and operating infrastructure. These investments are intended to strengthen the Company's scalability, support future acquisition integration, and enable continued execution of its organic and inorganic growth strategy.

Consolidated Working Capital Discussion:

The Company continued to strengthen its balance sheet during fiscal year 2026, reducing long-term debt by approximately $20 million and completing repayment of the Seller Notes incurred in connection with the Nu Aire acquisition. As a result, the Company's debt-to-equity ratio improved to 0.61-to-1 from 0.99-to-1 in the prior year.

Total cash on hand on April 30, 2026 was $11,617,000, as compared to $17,164,000 on April 30, 2025. The decrease in cash was primarily driven by the successful completion of the Company's Seller Note Repayment in December 2025. Working capital was $57,046,000 on April 30, 2026, as compared to $64,651,000 on April 30, 2025.

The Company had short-term debt of $5,904,000 as of April 30, 2026, as compared to $4,773,000 on April 30, 2025. Long-term debt was $40,851,000 on April 30, 2026, as compared to $60,730,000 on April 30, 2025. The building lease from the Company's December 2021 sale-leaseback transaction accounts for $25,765,000 of the long-term debt on April 30, 2026 and $26,632,000 of the long-term debt on April 30, 2025. Long-term debt, net of the sale-leaseback transaction, was $15,086,000 on April 30, 2026 as compared to $34,098,000 on April 30, 2025. The Company's debt-to-equity ratio, net of the sale-leaseback transaction, on April 30, 2026 was 0.26-to-1, as compared to 0.57-to-1 on April 30, 2025.

The Company ended fiscal year 2026 with order backlog of $165.9 million, including $118.8 million within the Lab Products Group and $47.1 million within the International segment. Lab Products Group backlog increased from $114.9 million at January 31, 2026 and decreased compared to $123.9 million on April 30, 2025. International backlog decreased compared to $68.3 million on January 31, 2026 and $90.7 million on April 30, 2025, reflecting the timing of project shipments and awards and the cancellation of two projects in India.

"Fiscal year 2026 was an excellent year for Kewaunee, particularly in light of the challenging operating environment in which it was delivered," said Thomas D. Hull III, Kewaunee's President and Chief Executive Officer. "Our team managed through these conditions effectively, maintaining a strong level of EBITDA while making meaningful progress on the strategic priorities that will support Kewaunee's next phase of growth. We continued to invest in the Corporate platform required to scale as a public company, support future acquisitions, and accelerate our organic and inorganic growth strategy. We also made significant progress integrating Nu Aire, positioning the business for improved performance as life sciences market conditions recover, while strengthening our balance sheet through the servicing and repayment of acquisition-related debt."

"The launch of Kewaunee's Lab Products Group represents an important strategic milestone, combining Kewaunee and Nu Aire's world-class product portfolios into a broader and more comprehensive offering for customers," Hull continued. "We also strengthened our international leadership with the addition of Jorge Santos, further enhancing our ability to grow and serve customers globally."

"As we enter fiscal 2027, Kewaunee is well positioned to continue executing its growth strategy. We remain focused on disciplined capital allocation, operational execution, and serving our customers with excellence. I believe we have the best team in the industry, and I am incredibly proud of what they accomplished this year. Their performance reinforces my confidence in Kewaunee's ability to create durable long-term value for our shareholders."

Fiscal Year 2026 Fourth Quarter Results

Sales during the fourth quarter of fiscal year 2026 were $71,400,000, a decrease of 7.5% compared to sales of $77,148,000 from the prior year's fourth quarter. Pre-tax earnings for the quarter were $4,756,000 compared to $7,149,000 for the prior year quarter. Net earnings for the quarter were $3,388,000 compared to net earnings of $4,850,000 for the prior year quarter. Diluted earnings per share were $1.13 compared to diluted earnings per share of $1.63 in the prior year quarter. EBITDA for the quarter was $6,520,000 compared to $9,671,000 for the prior year quarter.

Fourth Quarter Segment Results and Discussion:

Lab Products Group Segment - LPG sales for the quarter were $54,357,000, a decrease of 2.0% from sales of $55,490,000 in the prior year quarter. LPG segment net earnings were $3,547,000 compared to $5,099,000 in the prior year quarter. LPG segment EBITDA was $6,674,000 compared to $8,755,000 for the prior year quarter. LPG segment profitability was impacted during the fourth quarter by lower manufacturing volumes across the laboratory construction portion of the business, reflecting continued volatility in project delivery timelines. The Company continued to actively manage production schedules, productivity, and costs in response to these timing dynamics.

International Segment - International sales for the quarter were $17,043,000, a decrease of 21.3% from sales of $21,658,000 in the prior year quarter. International segment net earnings were $1,483,000 compared to $1,607,000 in the prior year quarter. International segment EBITDA was $2,055,000 compared to $2,427,000 for the prior year quarter. International segment profitability was slightly lower when compared to the prior year period, driven by lower billings. The decrease was principally related to shipment timing for projects in the Middle East, where deliveries continue to be affected by regional geopolitical disruption.

Corporate Segment - Corporate segment net loss was ($1,642,000) for the quarter, as compared to ($1,856,000) in the prior year quarter. Corporate segment EBITDA loss for the quarter was ($2,209,000) compared to corporate segment EBITDA loss of ($1,511,000) for the prior year quarter. Corporate segment EBITDA loss in the current year quarter reflects the Company's continued strategic investments in people, processes, and technology to further build out its Corporate platform and support it's long-term growth strategy.

"We closed out the fiscal year with a solid fourth quarter," said Hull. "In our Lab Products Group segment, project timing continued to pressure manufacturing volumes in the laboratory construction portion of the business. Internationally, lower billings, particularly related to shipment timing in the Middle East, modestly pressured profitability. I am proud of the resilience and skill Kewaunee's global team showed in navigating these headwinds."

EBITDA and Segment EBITDA Reconciliation

Quarter Ended April 30, 2025	LPG	International	Corporate	Consolidated
Net Earnings (Loss)	$5,099	$1,607	$(1,856)	$4,850
Add/(Less):
Interest Expense	316	5	842	1,163
Interest Income	—	(113)	(6)	(119)
Income Taxes	1,910	825	(533)	2,202
Depreciation and Amortization	1,430	103	42	1,575
EBITDA	$8,755	$2,427	$(1,511)	$9,671
Professional and Other Fees[2]	514	—	136	650
Adjusted EBITDA	$9,269	$2,427	$(1,375)	$10,321

Quarter Ended April 30, 2026	LPG	International	Corporate	Consolidated
Net Earnings (Loss)	$3,547	$1,483	$(1,642)	$3,388
Add/(Less):
Interest Expense	305	12	314	631
Interest Income	(2)	(116)	—	(118)
Income Taxes	1,347	616	(899)	1,064
Depreciation and Amortization	1,477	60	18	1,555
EBITDA	$6,674	$2,055	$(2,209)	$6,520
Professional and Other Fees[3]	—	—	22	22
Adjusted EBITDA	$6,674	$2,055	$(2,187)	$6,542

Fiscal Year to Date April 30, 2025	LPG	International	Corporate	Consolidated
Net Earnings (Loss)	$15,370	$2,902	$(6,867)	$11,405
Add/(Less):
Interest Expense	1,492	71	1,651	3,214
Interest Income	(1)	(550)	(416)	(967)
Income Taxes	4,553	1,632	(2,983)	3,202
Depreciation and Amortization	4,166	420	173	4,759
EBITDA	$25,580	$4,475	$(8,442)	$21,613
Professional and Other Fees[2]	1,526	—	3,389	4,915
Adjusted EBITDA	$27,106	$4,475	$(5,053)	$26,528

Fiscal Year to Date April 30, 2026	LPG	International	Corporate	Consolidated
Net Earnings (Loss)	$14,156	$4,023	$(8,561)	$9,618
Add/(Less):
Interest Expense	1,236	51	2,575	3,862
Interest Income	(6)	(544)	(54)	(604)
Income Taxes	3,830	2,051	(2,613)	3,268
Depreciation and Amortization	5,843	352	86	6,281
EBITDA	$25,059	$5,933	$(8,567)	$22,425
Professional and Other Fees[3]	—	—	785	785
Adjusted EBITDA	$25,059	$5,933	$(7,782)	$23,210
2 Professional and other fees incurred during the three months and fiscal year ended April 30, 2025 related to the acquisition of Nu Aire, Inc. ("Nu Aire"), which closed on November 1, 2024, and related purchase accounting
3 Professional and other fees incurred during the three months and fiscal year ended April 30, 2026 related to the Company's integration of its newly acquired subsidiary, Nu Aire

Adjusted Consolidated Statement of Operations Reconciliation

	Three Months Ended April 30,
	As Reported 2026	Professional and Other Fees[4]	Adjusted 2026	Adjusted 2025
Net sales	$71,400	$—	$71,400	$77,148
Cost of products sold	50,155	—	50,155	52,424
Gross profit	21,245	—	21,245	24,724
Operating expenses	16,029	22	16,007	14,966
Operating profit	5,216	22	5,238	9,758
Other income (expense), net	171	—	171	(188)
Interest expense	(631)	—	(631)	(1,163)
Profit before income taxes	4,756	22	4,778	8,407
Income tax expense	1,064	6	1,070	2,496
Net earnings	3,692	16	3,708	5,911
Less: Net earnings attributable to the non-controlling interest	304	—	304	97
Net earnings attributable to Kewaunee Scientific Corporation	$3,388	$16	$3,404	$5,814

Net earnings per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$1.18	$0.01	$1.19	$2.04
Diluted	$1.13	$0.01	$1.14	$1.95

	Twelve Months Ended April 30,
	As Reported 2026	Professional and Other Fees[4]	Adjusted 2026	Adjusted 2025
Net sales	$281,999	$—	$281,999	$240,472
Cost of products sold	201,559	—	201,559	170,075
Gross profit	80,440	—	80,440	70,397
Operating expenses	63,725	785	62,940	46,920
Operating profit	16,715	785	17,500	23,477
Other income, net	880	—	880	564
Interest expense	(3,862)	—	(3,862)	(3,214)
Profit before income taxes	13,733	785	14,518	20,827
Income tax expense	3,268	180	3,448	4,657
Net earnings	10,465	605	11,070	16,170
Less: Net earnings attributable to the non-controlling interest	847	—	847	178
Net earnings attributable to Kewaunee Scientific Corporation	$9,618	$605	$10,223	$15,992

Net earnings per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$3.36	$0.21	$3.57	$5.59
Diluted	$3.22	$0.20	$3.43	$5.37
4 Professional and other fees incurred during the three months and fiscal year ended April 30, 2026 related to the Company's integration of its newly acquired subsidiary, Nu Aire

About Non-GAAP Measures

The Company includes non-GAAP financial measures such as adjusted net earnings and adjusted net earnings per share, in the information provided with this press release as supplemental information relating to its operating results. Adjusted net earnings represents GAAP net earnings adjusted for professional and other fees related to the integration and acquisition of Nu Aire, Inc. and the corresponding tax impact in fiscal years 2026 and 2025, respectively. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. Adjusted EBITDA and Adjusted Segment EBITDA are calculated as EBITDA or Segment EBITDA less the impact of the one-time costs incurred for professional and other fees related to the integration and acquisition of Nu Aire, Inc. during fiscal years 2026 or 2025, respectively, as discussed in more detail above. We believe EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization or the costs incurred related to the integration and acquisition of Nu Aire, Inc. during fiscal years 2026 and 2025, respectively, which can vary significantly between companies depending upon many factors. EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA can vary among companies. The amounts included in the EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA calculations, however, are derived from amounts included in the historical consolidated statements of operations. EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s portfolio includes laboratory casework, fume hoods, adaptable modular systems, healthcare storage solutions, epoxy resin work surfaces and sinks, biological safety cabinets, and other critical containment lab furniture solutions.

The Company’s corporate headquarters are located in Statesville, North Carolina. Sales offices are located in the United States, India, Saudi Arabia, Spain, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local, Asian, and African markets. The Company also operates manufacturing facilities in Plymouth and Long Lake, Minnesota, and maintains warehouse partnerships in the Netherlands and OEM partnerships in China through its acquisition of Nu Aire, Inc., supporting customers around the world.

Learn more at at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate,"

"estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: our ability to realize the benefits anticipated as a result of the Nu Aire acquisition; competitive and general economic conditions, including disruptions from government mandates, both domestically and internationally, as well as supplier constraints and other supply disruptions; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; acts of terrorism, war, governmental action, and natural disasters and other Force Majeure events. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the most recent fiscal year ended April 30, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Condensed Consolidated Statements of Operations
($ and shares in thousands, except per share amounts)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2026	2025	2026	2025
Net sales	$71,400	$77,148	$281,999	$240,472
Cost of products sold	50,155	53,110	201,559	171,615
Gross profit	21,245	24,038	80,440	68,857
Operating expenses	16,029	15,538	63,725	51,098
Operating profit	5,216	8,500	16,715	17,759
Other income (expense), net	171	(188)	880	240
Interest expense	(631)	(1,163)	(3,862)	(3,214)
Profit before income taxes	4,756	7,149	13,733	14,785
Income tax expense	1,064	2,202	3,268	3,202
Net earnings	3,692	4,947	10,465	11,583
Less: Net earnings attributable to the non-controlling interest	304	97	847	178
Net earnings attributable to Kewaunee Scientific Corporation	$3,388	$4,850	$9,618	$11,405

Net earnings per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$1.18	$1.70	$3.36	$3.98
Diluted	$1.13	$1.63	$3.22	$3.83
Weighted average number of common shares outstanding
Basic	2,866	2,854	2,863	2,862
Diluted	2,995	2,981	2,983	2,979

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
($ in thousands)

	April 30, 2026	April 30, 2025
Assets
Cash and cash equivalents	$9,950	$14,942
Restricted cash	1,667	2,222
Receivables, less allowances	58,738	62,384
Inventories	30,533	32,849
Prepaid expenses and other current assets	4,509	5,966
Total Current Assets	105,397	118,363
Net Property, Plant and Equipment	22,367	23,174
Right of use assets	10,791	12,965
Deferred income taxes	3,829	3,994
Intangible assets, net	16,294	17,831
Goodwill	12,487	12,487
Other assets	7,146	5,840
Total Assets	$178,311	$194,654

Liabilities and Stockholders' Equity
Short-term borrowings	$74	$986
Current portion of term loans	4,893	2,903
Current portion of lease obligations	3,845	3,371
Current portion of financing liability	867	788
Accounts payable	22,455	27,033
Other Current Liabilities	16,217	18,631
Total Current Liabilities	48,351	53,712
Long-term portion of lease obligations	6,569	8,946
Long-term portion of financing liability	25,765	26,632
Long-term portion of seller note	—	23,537
Long-term portion of term loans	14,804	10,412
Other non-current liabilities	6,010	5,170
Total Liabilities	101,499	128,409
Commitments and Contingencies
Stockholders' Equity:
Kewaunee Scientific Corporation Equity	74,718	64,457
Non-controlling interest	2,094	1,788
Total Stockholders' Equity	76,812	66,245
Total Liabilities and Stockholders' Equity	$178,311	$194,654